Exhibit 99.3

TRIPLE A MEDICAL, INC.
Pro-Forma Consolidated Balance Sheet
For the periods ended March 31, 2010
(Unaudited)
ASSETS	Triple A Medical, Inc	Grand Silver, Inc	Pro forma adjustments		Pro-Forma
Current Assets
Cash and Cash Equivalents	$85,347				$85,347
Accounts receivables	64,092				64,092
Total Current Assets	149,439	-	-		149,439

Computer Equipment, net	4,790				4,790
Developed Software, net	190,392				190,392

TOTAL ASSETS	$344,621	-	-		$344,621

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$112,158				$112,158
Subscription Deposits	2,625				2,625
Line-of-Credit	38,400				38,400
Total Current Liabilities	153,183	-	-		153,183

Total Liabilities	153,183	-	-		153,183

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 authorized,
issued and outstanding	-				-
Common Stock, $.001 par value, 50,000,000 shares authorized,
14,270,500 shares issued and outstanding prior to recapitalization	14,271		(4,757)	(a)	9,514
and 9,513,667 after recapitalization
Additional Paid-In Capital	2,011,477		4,757	(a)	2,016,234
Retained Earnings (Deficit)	(1,834,310)				(1,834,310)
Total Stockholders' Equity	191,438	-	-		191,438

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$344,621	-	-		$344,621

The accompanying notes are an integral part of these financial statemens.

NOTE 1--BASIS OF PRESENTATION

On June 14, 2010, Triple A Medical, Inc. (“Triple A” or the “Registrant”) changed its corporate domicile, or place of incorporation, from the State of Nevada to the Cayman Islands (the “CAYMAN’S”) through a merger transaction (the “Merger”) into its wholly-owned subsidiary GRAND.

Concurrently with the Merger, Triple A authorized a 2 for 3 reverse stock split of the Company's outstanding common stock, leaving 9,513,667 of outstanding common stock with a par value of $0.001 per share. Immediately prior to the Merger, GRAND had 9,513,667 common shares outstanding with a par value of $0.001 per share. The shares were exchanged at a ratio of 1:1

The accompanying pro forma schedule was prepared assuming the above transaction occurred on December 31, 2009 for the balance sheet and January 1, 2009 for the income statement.

The audited financial statements of the Registrant have been used in the preparation of these pro forma consolidated financial statements. These pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Registrant.

NOTE 2—PRO FORMA ADJUSTMENT

(a)	To reflect 2 for 3 reverse stock split.

No Statement of Operations is presented as it is unchanged with the recapitalization, as Grand Silver, Inc. had no revenues or expenses.